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                                                                    EXHIBIT 99.3



                             STOCK OPTION AGREEMENT


               OPTION GRANTED this _____ day of ________________, 20__, by
PANVERA CORPORATION, a Wisconsin corporation (the "Company") to
____________________ (the "Holder").

                              W I T N E S S E T H:

               WHEREAS, the Board of Directors of the Company has approved the issuance of stock options to acquire shares in the Company to certain advisors and constituents of the Company; and

               WHEREAS, the Holder is a valued and trusted advisor to the Company and the Company deems it desirable and in its best interests that the Holder be given an inducement to acquire a proprietary interest in the Company as an added incentive to advance the interest of the Company by possessing an option to purchase shares of the Company.

               NOW, THEREFORE, it is agreed as follows:

               1. Number of Shares Optioned, Option Price. The Company grants to the Holder the right and option to purchase, subject to the terms and conditions of this Agreement, all or any part of an aggregate of ___________(_____) shares of the presently authorized common stock of the Company, $0.025 par value, at the purchase price of __________ Dollars ($ ______) per share.

               2. Method of Exercising Option. This option shall be exercised by delivery to the Company of a written notice of number of shares with respect to which the option is at the time being

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exercised and by paying the Company in full the option price of the shares being acquired at the time. Such payment shall be in the form of cash, certified check or other immediately available funds. The Company shall deliver a certificate for the shares of stock to the Holder as soon as practical thereafter; provided, that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of such delivery of such shares shall be extended for the period necessary to take such action.

               3. Term and Restriction of Exercise of Option. Except as hereinafter otherwise provided, the option to the extent not heretofore exercised shall terminate upon the first to occur of the following dates:

               (a) Twelve (12) months after the date of the Holder's death or ceasing to serve as a director, and

               (b) _________________ (being the expiration ten (10) years from the grant of this option).


               4. Nontransferability. This option shall not be transferable by the Holder except by will or the laws of descent and distribution or to trusts or other estate planning vehicles created for the benefit of the holder (subject to the limits set forth in Paragraph 4, above). This option shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process except as provided above.

               5. Rights as Stockholder. The Holder shall not be deemed to be a stockholder of the Company with respect to any shares covered by this option until such shares are fully paid and issued upon exercise of this option.

               6. Investment Purpose. This option is granted on the condition that the shares acquired on exercise hereof are to be acquired for investment purposes, and not with a view to resale or distribution, except that in the event the shares covered by this option are registered under the Securities Act of 1933, as amended, or in the event a resale of such shares without such registration would otherwise be permissible, such condition shall be inoperative if in the opinion of counsel for the Company such condition is not required under the Securities Act of 1933 or any other applicable law, rule or regulation. Shares issued upon exercise hereof shall contain an appropriate legend reflecting this condition. The Company may require the Holder to execute a document reaffirming the matters and representations contained herein as a condition to consummating the purchase of the shares subject to this Agreement and, if the Company requires such reaffirmation by the Holder, exercise of the option granted pursuant hereto shall be subject to execution of the documentation reasonably requested by the Company. In the event the

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Company has a public offering of securities holder will agree to any lock-up provision applicable to directors, executive officers or significant shareholders.

               7. Restrictions on Shares. Any shares purchased pursuant to the option granted hereunder shall be subject to the restrictions on transferability and ownership set forth in Article VIII of the Company's By-Laws (or any successor thereto). A copy of the applicable provisions of the Company's By-Laws is attached hereto as Annex A.

               8. Changes in Shares. In the event there are any changes in the common stock of the Company through reorganization, recapitalization, stock split or reverse split, stock dividend, merger, consolidation, combination or exchange of shares or other capital change, appropriate changes may be made by the Committee, subject to the approval of the Board of Directors of the Company, in the number, price and kind of shares covered by this option.

               9. Acknowledgment of Non-Qualified Stock Option.
The Holder acknowledges that the option granted herein shall constitute a non-qualified stock option under the Internal Revenue Code of 1986, as amended. Accordingly, the Holder WILL be subject to tax liability upon the exercise of the option. The Holder acknowledges his responsibility to consult with a tax advisor in order to receive advice regarding the tax implications, if any, regarding exercise of the option granted herein, and the Holder shall not hold the Company liable in any manner with respect thereto.

               10. Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company in care of its principal offices, at 545 Science Drive, Madison, Wisconsin 53711, and any notice to be given to the Holder may be addressed to him at his address as it appears on the Company's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given and received in all respects if and when personally delivered to a party or if and when deposited in the United States mail, addressed as aforesaid, certified mail, return receipt requested.

               11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

               12. Governing Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Wisconsin.

               IN WITNESS WHEREOF, the Company and the Holder have executed this Agreement as of the date first set forth above, which is the date of granting of the option evidenced hereby.

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                                            PANVERA CORPORATION


                                            By:
                                               ---------------------------------
                                                               (Title)

                                            Attest:
                                                   -----------------------------
                                                               (Title)

                                            -----------------------------------
                                            Holder